UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                               December 13, 2017

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1333 S University Drive, Suite 202	33324
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X] Rule 12h-3(b)(1)(i) [ ] Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(ii) [ ] Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(i) [ ] Rule 12g-4(a)(2)(ii) [ ] Rule 12h-3(b)(2)(ii) [ ]

Rule 15d-6 [ ]

Approximate number of holders of record as of the
 certification or notice date:97

Pursuant to the requirements of the Securities Exchange Act of 1934
CD International Enterprises, Inc.
 (Name of registrant as specified in charter)

has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD International Enterprises, Inc.

Date: December 13, 2017	By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, Chief Executive Officer